Exhibit 10.1

Pacific Ethanol, Inc. 2018 Short-Term Incentive Plan (“Plan”) Description

●	Effective Date: The Plan was adopted by the compensation committee (the “Compensation Committee”) of the board of directors of Pacific Ethanol, Inc. (the “Company”) on February 9, 2018.

●	Participants: The Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, Vice President of Commodities and Corporate Development and Vice President of Supply and Trading (“Executive Officers”), and other officer, director and manager-level personnel will be eligible to participate in the Plan.

●	Aggregate Plan Pool: The dollar amount of the aggregate Plan pool will be established by the Compensation Committee.

●	Awards: Awards under the Plan for Executive Officers will be determined by the Compensation Committee. Awards under the Plan for other officer, director and manager-level personnel will be determined by the Company’s executive committee, within the limits of the Plan pool approved by the Compensation Committee.

●	Individual Targets: The Plan payout targets for Executive Officers will be determined by the Compensation Committee. The Plan payout targets for other officer, director and manager-level personnel will be set as a percentage of a participant’s base salary in accordance with compensation policies established by the Company’s executive committee or a participant’s employment agreement with the Company.

●	Award Components: Awards under the Plan will be based on two elements: financial performance and individual performance. Company financial performance will be an element in all participants’ awards. Each element will be assigned a weighting based upon a participant’s role in the Company.

○	The financial performance element will be based on earnings before interest, taxes, depreciation and amortization, adjusted for certain non-cash and other adjustments, such as asset impairments, purchase accounting adjustments and fair value adjustments, established by the Compensation Committee (“Adjusted EBITDA”). An Adjusted EBITDA goal will be established for 2018 by the Compensation Committee. The financial performance element is non-discretionary and will be funded at a rate of 0% to 200% of the participant’s targeted payout amount for the element based on the level of actual Adjusted EBITDA compared to the Adjusted EBITDA goal.

○	The individual performance element will be based on individual participant goals based on quantitative criteria and subjective elements established by each participant’s supervisor, in consultation with the Company’s executive committee. The extent to which a participant will be deemed to have achieved his or her individual performance goals will be determined by the Company’s executive committee in consultation with the participant’s supervisor; provided, however, that the extent to which a participant who is an Executive Officer will be deemed to have achieved his or her individual performance goals will be recommended by the Company’s Chief Executive Officer but ultimately determined by the Compensation Committee. The individual performance element is discretionary and will be funded at a rate of 0% to 100% of the participant’s targeted payout amount for the element, but may exceed 100% of the participant’s targeted payout amount through a reduction of amounts set aside for other participants in the Plan pool without, however, affecting the overall amount of the Plan pool.

In addition to incentive compensation payable under the Plan, the Company’s Compensation Committee retains the authority to grant special discretionary cash and/or equity awards.